Exhibit 99.1

news release

August 29, 2008	For Immediate Release

EMPLOYERS Holdings Announces Amendment to Merger Agreement with AmCOMP, Approval of Merger by Florida Office of Insurance Regulation

Reno, NV – August 29, 2008 – Employers Holdings, Inc. (“EMPLOYERS”) (NYSE: EIG) announced today that it has entered into an amendment to its merger agreement with AmCOMP Incorporated (“AmCOMP”) (Nasdaq: AMCP) providing for the pending acquisition of AmCOMP by EMPLOYERS. Under the amended merger agreement, which has been approved by the boards of directors of both companies, holders of AmCOMP's approximately 15 million common shares outstanding will receive consideration of $12.15 per share in cash. In connection with the amendment to the merger agreement, AmCOMP settled outstanding excessive profits matters with the Florida Office of Insurance Regulation (the "Florida OIR") through entry into a consent order providing that AmCOMP's insurance subsidiaries realized Florida excessive profits in the amount of approximately $2.8 million for accident years 2003, 2004 and 2005 and Florida excessive profits in the amount of approximately $5.6 million for accident years 2004, 2005 and 2006. In accordance with the terms of the consent order and applicable Florida law, AmCOMP intends to provide refunds to affected policyholders.

EMPLOYERS also announced that the Florida OIR has approved EMPLOYERS' acquisition of AmCOMP pursuant to the terms of the amended merger agreement. The transaction, which is subject to approval of AmCOMP's stockholders and other customary closing conditions, is now expected to be completed on October 31, 2008. EMPLOYERS expects to finance the purchase price through a combination of cash and debt.

Douglas D. Dirks, President and Chief Executive Officer of Employers Holdings, Inc., said, "We are very pleased that the issues associated with the AmCOMP excessive profit filings have been resolved and that the Florida OIR has approved our Form A Application. Now, all parties can proceed with the actions necessary to complete this transaction."

Employers Holdings, Inc. is a holding company with subsidiaries that are specialty providers of workers' compensation insurance and services focused on select, small businesses engaged in low-to-medium hazard industries. The company, through its subsidiaries, operates in 12 states from 11 office locations. The company's insurance subsidiaries, Employers Insurance Company of Nevada and Employers Compensation Insurance Company are rated A- (Excellent) by the A.M. Best Company.  Additional information can be found at: www.employers.com.

Cautionary Statement Regarding Forward-Looking Statements:
All forward-looking statements made in this press release, related to the anticipated acquisition of AmCOMP, Inc. or otherwise, reflect EMPLOYERS current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  The following factors, among others, could cause or contribute to such material differences: failure to satisfy any of the conditions of closing, including the failure to obtain AmCOMP stockholder approval or any required regulatory approvals; the risks that the businesses of EMPLOYERS and AmCOMP will not be integrated successfully; the risk that EMPLOYERS and AmCOMP will not realize estimated cost savings and synergies; costs relating to the proposed transaction; disruption from the transaction making it more difficult to maintain relationships with customers, employees, agents or producers.  More generally, the businesses of EMPLOYERS and AmCOMP could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, as well as management's response to these factors, and other factors identified in EMPLOYERS filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. EMPLOYERS undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

EMPLOYERS, AmCOMP and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information regarding EMPLOYERS directors and executive officers is available in EMPLOYERS' proxy statement for its 2008 annual meeting of stockholders and EMPLOYERS' 2007 Annual Report on Form 10-K, which were filed with the SEC on April 14, 2008 and March 14, 2008, respectively.  Information regarding AmCOMP's directors and executive officers is available in AmCOMP's 2007 Annual Report on Form 10-K, which was filed with the SEC on March 6, 2008 and April 29, 2008.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the Securities and Exchange Commission when they become available.

CONTACT:
Media: Trish White, Director, Corporate Communications, (775) 327-2636
Analysts: Vicki Erickson, Vice President, Investor Relations, (775) 327-2794

Copyright © 2008 EMPLOYERS. All rights reserved. EMPLOYERS® and America’s small business insurance specialist.® are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada. Insurance coverage not available in all jurisdictions.